Exhibit 99.1

Bandwidth Announces Daryl Raiford As New Chief Financial Officer

Brings global public company experience and proven financial leadership scaling growth across multiple sectors including software, telecommunications and technology

RALEIGH, N.C. – July 8, 2021 — Bandwidth Inc. (NASDAQ: BAND), a leading global enterprise cloud communications company, today announced Daryl Raiford will be its new Chief Financial Officer beginning in August. A former executive at global companies including Ribbon Communications, Freescale Semiconductor, Travelport and Hewlett-Packard, Raiford brings extensive experience in public company financial management, strategic M&A and growth delivery. He will join Bandwidth July 12 as Executive Vice President and is expected to succeed Jeff Hoffman as Chief Financial Officer next month after the filing of the company’s quarterly report for its second fiscal quarter of 2021. Bandwidth previously announced Hoffman’s plans to step down after 10 years at the company.

“Daryl has a proven track record of driving growth and scaling global organizations across multiple sectors in software, telecommunications and technology,” said David Morken, Bandwidth’s Chief Executive Officer. “His deep experience building and executing are exactly what we need in this next phase of our evolution as we continue to scale globally and supercharge our ability to serve enterprise customers, while managing profitable growth.”

“Bandwidth is a dynamic company powering global digital transformation and the communications migration to the cloud,” Raiford said. “The company’s service-oriented culture and focus on people are a differentiator for me. I’m looking forward to working with the Bandwidth team to build on their great momentum and global reach.”

Most recently, Raiford was Chief Financial Officer of Ribbon Communications (NASDAQ: RBBN), a communications software and network solutions provider. He joined Ribbon through predecessor company GENBAND and was credited with its strategic transformation and the successful integration of several M&A deals—including the merger of GENBAND and Sonus Networks to create Ribbon and, most recently, Ribbon’s 2020 acquisition of ECI Telecom Ltd.

Previously, he was Vice President and Chief Accounting Officer and then Vice President of Business Transformation at Freescale Semiconductor (subsequently acquired by NXP Semiconductors) from 2006 to 2010, where he oversaw the restructuring of Freescale’s manufacturing footprint, monetization of under-utilized assets and intellectual property, and the consolidation of global design, sales and marketing.

From 2004 through 2007, Raiford was Executive Vice President and Chief Financial Officer of Travelport Worldwide Ltd., the United Kingdom-based global travel distribution firm, where he helped build a travel powerhouse including the Orbitz brand that culminated with the sale of the company to Blackstone Group.

Earlier experience includes serving as Vice President of Finance and Administration, Americas for Hewlett-Packard (NYSE: HPQ) and as Corporate Controller for Compaq Computer Corp. before its acquisition by HP. He was also Chief Financial Officer for Shell Technology Ventures, based in Houston, Texas and The Hague, Netherlands, and started his career at Price Waterhouse in London and Houston.

Raiford is Chair of the Audit Committee and a member of the Board of Directors of Leone Media Inc., a private company operating as MediaKind. He is a Certified Public Accountant and holds a Bachelor of Business Administration degree in Accounting from The University of Texas at Austin.

Hoffman, who joined Bandwidth in 2011, will stay at Bandwidth through Aug. 31 to facilitate a smooth transition. In his 10 years as Chief Financial Officer, Hoffman guided Bandwidth on the path of accelerating growth, an initial public offering in 2017 and the 2020 acquisition of Voxbone.

“Jeff was instrumental in helping build Bandwidth into the company it is today,” said Morken. “We are deeply grateful for Jeff’s decade of service to our team and our mission. The mark he leaves at Bandwidth is indelible.”

About Bandwidth Inc.

Bandwidth (NASDAQ: BAND) is a global communications software company that helps enterprises connect people around the world with cloud-ready voice, messaging, and emergency services. Backed by the largest directly-connected network on the planet, companies like Cisco, Google, Microsoft, RingCentral, Uber and Zoom use Bandwidth’s APIs to easily embed communications into software and applications. Bandwidth has more than 20 years in the technology space and is the first and only Communications Platform-as-a-Service (CPaaS) provider offering a robust selection of APIs built around our own global network. Our award-winning support teams help businesses around the world solve complex communications challenges every day. More information is available at www.bandwidth.com.

Investor Contact:

Sarah Walas

Bandwidth

919-504-6585

ir@bandwidth.com

Media Contact:

David Doolittle

Bandwidth

919-275-5571

ddoolittle@bandwidth.com